PRESS RELEASE

TO ALL CITY EDITORS
FOR IMMEDIATE RELEASE
15 MAY 1996


                                  TELEWEST PLC
                         FIRST QUARTER FINANCIAL RESULTS


TeleWest plc ("TeleWest"), today announced its financial results for the three months ended 31 March 1996.

Pro forma information is included to demonstrate the comparative effect of including the results of SBC CableComms UK ("SBCC"), acquired by TeleWest on 3 October 1995, for the equivalent period last year.


                                            FINANCIAL HIGHLIGHTS


- - -    Total revenue                             up 147% to(pound)65.2m               (up 61% on a pro forma basis)

- - -    Cable television revenue                  up 125% to(pound)28.1m               (up 51% on a pro forma basis)

- - -    Residential telephony revenue             up 191% to(pound)28.0m               (up 69% on a pro forma basis)

- - -    Business telephony revenue                up 106% to(pound)7.2m                (up 65% on a pro forma basis)

- - -    Gross contribution (total revenue         up 145% to(pound)37.6m               (up 62% on a pro forma basis)
     less direct programming and
     telephony costs)

- - -    EBITDA (loss)                             improved 24% to(pound)3.7m           (improved 44% on a pro forma
     (loss before interest, tax,                                                     basis)
     depreciation, and amortisation)

- - -    Net loss up in line with TeleWest's expectations to(pound)53.4m from(pound)17.7m in q1 1995

- - -    Capital expenditure                       up to (pound)96.1m

                              OPERATING HIGHLIGHTS


- - -    Network now 55% built, over 2.1 million homes passed;

- - -    Telewest has customer relationships with 1 in 3 homes passed;

- - -    Nearly 57,000 Telewest customers subscribed to the UK's first pay-per-view event, the Bruno v Tyson fight on 17 March 1996, representing a take up of
     13.9% of the total cable TV customer base;

- - -    Two new franchise areas, Southport (a new LDO awarded by the ITC on 18
     January) and Worcester (purchased from Bell Cablemedia) were acquired in the quarter, adding 80,000 and 75,000 licensed homes, respectively. Telewest is now licensed to serve 4.3 million equity homes in the UK;

- - -    (Pound)2.8 million contract from Dudley Metropolitan Borough Council for a
     Centrex Communications System;


- - -    Cable television customers
     -  Owned and operated                  up  114% to 411,838                (up 34% on a pro forma basis)
     -  Equity basis                        up   97% to 470,085                (up 33% on a pro forma basis)

- - -    Cable tv penetration stable at 21.6% (21.8% q1 1995 and 21.7% q1 1995 on a pro forma basis)

- - -    Rolling 12 month churn down to 40.7% (47.7% q1 1995 and 53.7% q1 1995 on a pro forma basis)

- - -    Residential telephony lines
     -  Owned and operated                  up 207% to 467,036                 (up 67% on a pro forma basis)
     -  equity basis                        up 173% to 518,783                 (up 63% on a pro forma basis)

- - -    Residential telephony penetration increased significantly to 26.7% (22.9% q1 1995 and 25.0% q1
     1995 on a pro forma basis)

- - -    Rolling 12 month churn increased to 22.5% (18.7% q1 1995 and 20.6% q1 1995 on a pro forma basis)

- - -    Business lines
     -  Owned and operated                  up 152% to 45,573                  (up 94% on a pro forma basis)
     -  Equity basis                        up 124% to 53,630                  (up 83% on a pro forma basis)


Commenting on the results, Alan Michels, Chief Executive of TeleWest, said:


"These are encouraging results. The continued, rapid growth in customers and revenues reflects our rate of build, our progession into a marketing-led company and the progressive introduction of new services.

"Now that our network is over half built, TeleWest will increase its focus on marketing and service development.

"We have made a good start to the year, and I believe we are well positioned for the remainder of the year with the forthcoming introduction of number portability, participation in the (pound)12 million national cable awareness campaign and the increased value and choice we continue to provide to our customers as demonstrated by the recent launch of our residential internet access and the enthusiastic take up of our first pay-per-view event."



ENQUIRIES TO:

TeleWest

Alan Michels, Chief Executive Officer
Stephen Davidson, Finance Director                           Tel:  01483 750900


Dewe Rogerson

Anthony Carlisle
John Antcliffe                                               Tel:  0171 638 9571

CABLE TELEVISION

The 125% increase in cable television revenue (51% increase on a pro forma basis) was primarily attributable to the 121% increase in the average number of customers in each period (36% increase on a pro forma basis). Approximately two thirds of this customer increase was due to the inclusion of the former SBCC franchises with the remaining resulting from an increase in the number of homes passed and marketed.

Average monthly revenue per cable television customer increased to (pound)23.12 ((pound)22.61 Q1 1995 and (pound)20.82 Q1 1995 on a pro forma basis) reflecting an increase in the average premium channels purchased per customer, particularly in the former SBCC franchises, an increase in the basic channel charge implemented in the fourth quarter 1995, and the additional revenues generated from the UK's first national pay-per-view programming aired in March 1996.

Penetration remained stable at 21.6% (21.8% at 31 March 1995 and 21.7% at 31 March 1995 on a pro forma basis) and annualised quarterly churn decreased to 42.2% (48.7% Q1 1995 and 57.3% Q1 1995 on a pro forma basis). The rolling 12 month churn fell to 40.7% (47.7% Q1 1995 and 53.7% Q1 1995 on a pro forma basis).


RESIDENTIAL TELEPHONY

The increase in residential telephony revenue was primarily due to a 222% increase (74% increase on a pro forma basis) in the average number of residential telephony lines during each period. Approximately two thirds of this customer increase was due to the inclusion of the former SBCC franchises with the remainder resulting from an increase in the number of homes passed and marketed. This increase was partially offset by a 9% decrease (3% decrease on a pro forma basis) to (pound)20.78 in the average monthly revenue per residential line (from (pound)22.96 Q1 1995 and (pound)21.41 Q1 1995 on a pro forma basis). The decrease was mainly attributable to the inclusion of the former SBCC franchises which have a lower average monthly revenue per line, and price reductions in per minute call charges in response to an increasingly competitive market. TeleWest intends that the impact of these reductions on revenue will be mitigated through increased call volumes, higher line rentals and lower operating costs.

Residential telephony penetration increased to 26.7% (22.9% at 31 March 1995 and 25.0% at 31 March 1995 on a pro forma basis) and annualised quarterly churn increased to 24.1% (19.1% Q1 1995 and 20.4% Q1 1995 on a pro forma basis). The rolling 12 month churn increased to 22.5% (18.7% Q1 1995 and 20.6% Q1 1995 on a pro forma basis).

BUSINESS TELEPHONY

The increase in business telephony revenue was primarily attributable to a 155% increase (97% increase on a pro forma basis) in the average number of business telephony lines, primarily arising from a substantial marketing effort. This was partially offset by a 19% decrease (16% decrease on a pro forma basis) to (pound)56.16 in the average monthly revenue per business line (from (pound)69.51 Q1 1995 and (pound)66.96 Q1 1995 on a pro forma basis). The decrease in the average monthly revenue per line was attributable to the inclusion of the former SBCC franchises, which have historically marketed their services to smaller businesses, and price reductions in per minute call charges in response to competition.

OPERATING COSTS AND EXPENSES

TeleWest's consolidated operating costs and expenses increased by 117% from (pound)43.8 million in the first quarter 1995 to (pound)95.0 million in the first quarter 1996 (Under US GAAP 131% from (pound)43.8 million in the first quarter 1995 to (pound)101.4 million in the first quarter 1996). On a pro forma basis, TeleWest's consolidated operating costs and expenses increased by 45% from (pound)65.7 million in the first quarter 1995 to (pound)95.0 million in the first quarter 1996.

Programming fees are the largest component of TeleWest's operating costs in providing cable television services. TeleWest obtains most of its programming under contracts which provide for payments based upon the number of customers. As a percentage of cable television revenues, programming costs increased to 54% (47% Q1 1995 and 49% Q1 1995 on a pro forma basis) as a result of more channels being provided to customers and a higher premium to basic channel ratio. Programming fees as a percentage of revenue are generally higher for premium channels than for basic channels.

Interconnection charges are the largest component of operating costs in providing telephony services. As a percentage of telephony revenue, interconnection charges declined to 35% (40% Q1 1995 and 38% Q1 1995 on a pro forma basis) as interconnect costs have reduced and line rental income, which gives rise to no third party cost, represented a larger proportion of total average revenue per line in the first quarter of 1996 than in the first quarter 1995. TeleWest expects the trend of decreasing call charge rates and increasing line rentals to continue.

Selling, general and administrative expenses, which include, among other items, salary and marketing costs, decreased as a percentage of revenue to 63% (77% Q1 95 and 74% Q1 1995 on a pro forma basis) in the first quarter 1996. TeleWest expects that its selling, general and administrative expenses will remain significant as a percentage of revenue while the network continues to be built out. TeleWest increased its workforce by 82% from 2,296 as at 31 March 1995 to 4,188 as at 31 March 1996 (including 1,321 employees in the former SBCC franchises). The portion of labour and overhead costs capitalised in the first quarter 1996 amounted to (pound)9.1 million ((pound)9.0 million Q1 1995).

Under UK GAAP, depreciation expense increased 109% to (pound)26.1 million from (pound)12.5 million (39% on a pro forma basis from (pound)18.7 million). Under US GAAP, depreciation expense increased 118% to (pound)26.1 million from (pound)12.0 million (39% on a pro forma basis from (pound)18.7 million). This increase was principally attributable to capital expenditure associated with TeleWest's continuing construction activities, a reduction in the estimated useful lives of certain network assets, and, in respect of the increase on an actual basis, depreciation recorded by the former SBCC franchises.

Under US GAAP, amortisation expense increased from (pound)0.5 million in the first quarter 1995 to (pound)6.4 million in the first quarter 1996 primarily due to the amortisation of goodwill arising on the acquisition of SBCC. Under UK GAAP, this goodwill has been written off to reserves.


AFFILIATED COMPANIES

TeleWest's share of the net losses of its Affiliated Companies accounted for under the equity method, principally Birmingham Cable Corporation Limited and Cable London plc, was (pound)2.4 million and (pound)3.6 million for the first quarter 1995 and 1996, respectively. The performance of the Affiliated Companies was broadly in line with TeleWest's expectations.


FINANCING COSTS

Financial expenses consist primarily of interest expense of (pound)21.5 million ((pound)24.0 million under US GAAP) for the first quarter 1996 ((pound)1.0 million for the first quarter 1995), and foreign exchange losses of (pound)5.4 million ((pound)16.7 million under US GAAP) for the first quarter 1996 ((pound)nil for the first quarter 1995) offset by interest income earned on short-term investments and loans to Affiliated Companies of (pound)6.9 million ((pound)6.8 million under US GAAP) for the first quarter 1996 ((pound)3.0 million in the first quarter 1995).

Interest expense increased by (pound)20.5 million ((pound)23.0 million under US
GAAP) in the first quarter 1996 primarily as a result of the accrued interest expense on the US Dollar denominated Senior Debentures due 2006 and the Senior Discount Debentures due 2007 issued by TeleWest in October 1995.

Exchange losses arising in the first quarter 1996 relate to the US Dollar denominated debentures and the associated hedging instruments purchased by TeleWest. The main hedge instrument, a foreign currency option, provides protection against exchange rate fluctuations up to the early redemption date of 1 October 2000, down to a rate of $1.452:(pound)1 and allows TeleWest to benefit from a strengthening of Pounds Sterling. Under UK GAAP, exchange losses to this floor on retranslating the Senior Discount Debentures are spread over the life of the instrument as is the cost of the instrument. Any gains are recorded as they arise. Under US GAAP, the instrument is marked to its market value and exchange gains and losses on the Senior Discount Debenture are recorded as they arise. TeleWest's results may continue to be materially influenced by future exchange rate movements.


LIQUIDITY AND CAPITAL RESOURCES

On 3 October 1995, TeleWest raised (pound)734 million through the issue of $300 million principal amount of 9 5/8% Senior Debentures due 2006 and $1,536 million principal amount at maturity of 11% Senior Discount Debentures due 2007. The aggregate cost of the currency hedge arrangements associated with the debentures was (pound)88 million.

Cash balances at 31 March 1996 amounted to (pound)379.5 million. TeleWest has available to it unused debt and lease facilities of more than (pound)400 million.

TeleWest currently expects that the anticipated funding requirements (after taking into account current cash and deposit balances, together with anticipated revenues) to substantially complete the construction of the owned and operated network (including the recently acquired franchises of Worcester and Southport), to fund TeleWest's operations, to upgrade older portions of the network, to develop and introduce certain new products, to pay interest on TeleWest's debt and to refinance the existing London South/Avon and Scotland Credit Facilities (aggregating (pound)385 million), will be approximately (pound)1 billion. TeleWest currently intends to obtain such funding from syndicated bank financing and has secured bank commitment letters aggregating (pound)1.2 billion, although there can be no assurance that such funding or any other funding will be available to TeleWest, that TeleWest will not elect to use alternative funding sources or that TeleWest's current anticipated funding requirements will be in line with TeleWest's expectations.

TELEWEST plc

Operating statistics -
Owned and operated on equity basis

1st quarter net additions
- - -------------------------                                                         ACTUAL                 PRO FORMA
                                                                         (see note below)           (see note below)
                                                 Net additions              Net additions              Net additions
                                                  1st qtr 1996               1st qtr 1995               1st qtr 1995
                                               ------------------------------------------------------------------------------------
CABLE TELEVISION
- - ----------------

Homes marketed                                          74,134                     76,448                   113,568
CATV customers                                          10,369                     12,960                    10,698


RESIDENTIAL TELEPHONY
- - ---------------------

Homes marketed                                          90,027                     80,372                   129,762
Residential telephony customers                         35,756                     23,219                    41,952
Residential telephony lines                             36,120                     23,394                    42,127


BUSINESS TELEPHONY
- - ------------------

Business telephony customers                             1,520                        783                     1,248
Business telephony lines                                 5,552                      2,516                     3,452





At 31.3.96
- - ----------                                                                            ACTUAL                 PRO FORMA
                                                                             (see note below)          (see note below)
                                                      As at 31 March          As at 31 March            As at 31 March
                                                          1996                          1995                      1995
                                               ------------------------------------------------------------------------
CABLE TELEVISION
- - ----------------

Homes marketed                                       1,905,593                    881,923                 1,412,570
CATV customers                                         411,838                    192,056                   306,723
CATV penetration                                         21.6%                      21.8%                     21.7%
Quarterly churn rate (annualised)                        42.2%                      48.7%                     57.3%
Rolling 12 month churn rate                              40.7%                      47.7%                     53.7%


RESIDENTIAL TELEPHONY
- - ---------------------

Homes marketed                                       1,742,632                    661,080                 1,117,814
Residential telephony customers                        465,161                    151,368                   279,670
Residential telephony penetration                        26.7%                      22.9%                     25.0%
Residential telephony lines                            467,036                    151,924                   280,226
Quarterly churn rate per line (annualised)               24.1%                      19.1%                     20.4%
Rolling 12 month churn rate                              22.5%                      18.7%                     20.6%


BUSINESS TELEPHONY
- - ------------------

Business telephony customers                            15,746                      5,865                     9,254
Business telephony lines                                45,573                     18,076                    23,502
Average number of lines per customer                       2.9                        3.1                       2.5
Quarterly churn rate per line (annualised)               12.5%                      14.0%                     14.9%
Rolling 12 month churn rate                              12.3%                      12.8%                     15.9%




Note:Actual refers to comparative figures for the Group as constituted during the first quarter 1995 (excluding the results of the former SBCC franchises). Pro forma refers to comparative figures for the Group during the first quarter 1995 including the results of the former SBCC franchises.

TELEWEST plc

Operating statistics -
Owned and operated and affiliated franchises on equity basis

1st quarter net additions
- - -------------------------                                                               ACTUAL                  PRO FORMA
                                                                              (see note below)           (see note below)
                                                     Net additions               Net additions              Net additions
                                                      1st qtr 1996                1st qtr 1995               1st qtr 1995
                                                 -------------------------------------------------------------------------

CABLE TELEVISION
- - ----------------

Homes marketed                                              80,143                      86,756                    123,875
CATV customers                                              12,694                      14,275                     12,013


RESIDENTIAL TELEPHONY
- - ---------------------

Homes marketed                                              97,316                      91,946                    141,335
Residential telephony customers                             38,971                      26,658                     45,390
Residential telephony lines                                 39,432                      26,794                     45,527


BUSINESS TELEPHONY
- - ------------------

Business telephony customers                                 1,691                         867                      1,332
Business telephony lines                                     6,156                       3,009                      3,945







At 31.3.96
- - ----------                                                                              ACTUAL                  PRO FORMA
                                                                              (see note below)           (see note below)
                                                    As at 31 March              As at 31 March             As at 31 March
                                                              1996                        1995                       1995
                                                 -------------------------------------------------------------------------

CABLE TELEVISION
- - ----------------

Homes marketed                                           2,146,291                   1,059,624                  1,590,271
CATV customers                                             470,085                     238,848                    353,515


RESIDENTIAL TELEPHONY
- - ---------------------

Homes marketed                                           1,979,434                     828,026                  1,284,760
Residential telephony customers                            516,511                     189,030                    317,331
Residential telephony lines                                518,783                     189,767                    318,069


BUSINESS TELEPHONY
- - ------------------

Business telephony customers                                17,672                       7,260                     10,649
Business telephony lines                                    53,630                      23,926                     29,352
Average number of lines per customer                           3.0                         3.3                        2.8


Note:Actual refers to comparative figures for the Group as constituted during the first quarter 1995 (excluding the results of the former SBCC franchises). Pro forma refers to comparative figures for the Group during the first quarter 1995 including the results of the former SBCC franchises.

TELEWEST plc

Operating statistics - owned and operated franchises
As at 31 March 1996

                                     London       Avon       North   Scotland    South    Cotswolds   North    Midlands    Total
                                     South                   East                East    (96% owned)  West
                                   -------------------------------------------------------------------------------------------------
CABLE TELEVISION

Homes marketed                       356,248     239,106    109,584  364,654    87,091     37,493    426,331    285,086   1,905,593
CATV customers                        78,236      47,185     23,331   75,284    24,191      9,473     91,244     62,894     411,838
CATV penetration                       22.0%       19.7%      21.3%    20.6%     27.8%      25.3%      21.4%      22.1%       21.6%


RESIDENTIAL TELEPHONY

Homes marketed                       297,281     239,635    106,423  266,406    87,091     37,493    423,217    285,086   1,742,632
Residential telephony customers       53,117      62,573     34,405   66,953    26,977     10,237    120,417     90,482     465,161
Residential telephony penetration      17.9%       26.1%      32.3%    25.1%     31.0%      27.3%      28.5%      31.7%       26.7%
Residential telephony lines           54,124      62,974     34,408   67,183    27,183     10,265    120,417     90,482     467,036


BUSINESS TELEPHONY

Business telephony customers           3,262       3,143        926    2,156       497        300      3,723      1,739      15,746
Business telephony lines              14,749       8,962      1,691    5,628     1,641        675      7,883      4,344      45,573
Average number of lines per customer     4.5         2.9        1.8      2.6       3.3        2.3        2.1        2.5         2.9


TeleWest plc
UK GAAP

Unaudited consolidated profit and loss account
for the three month period ended 31 March 1996
- - -------------------------------------------------------------------------------------------------------------------------


                                                                     Three months                           Three months
                                                                            ended                                  ended
                                                                         31 March                               31 March
                                                  Note                       1996                                   1995
                                                                      (pound)'000                            (pound)'000

Turnover
         Continuing operations                     4                       65,160                                 26,431


Operating costs                                    5                      (94,953)                               (43,797)
                                                        --------------------------            ---------------------------

Operating loss
         Continuing operations                                            (29,793)                               (17,366)

Share of results of associated undertakings                                (3,557)                                (2,421)
Other interest receivable and similar income                                6,855                                  3,003
Interest payable and similar charges               6                      (26,874)                                  (974)
                                                        --------------------------            ---------------------------

Loss on ordinary activities
   before taxation                                                        (53,369)                               (17,758)

Tax on loss on ordinary activities                                            (19)                                    (7)
                                                        --------------------------            ---------------------------

Loss on ordinary activities
   after taxation                                                         (53,388)                               (17,765)

Minority interests                                                            (17)                                    36
                                                        --------------------------            ---------------------------
Loss for the financial period                                             (53,405)                               (17,729)
                                                        ==========================            ===========================


Loss per ordinary share (pence)                                              (5.8)                                  (2.1)
                                                        ==========================            ===========================

Loss per equity share (pence)                                                (3.8)                                  (1.8)
                                                        ==========================            ===========================


The Group had no recognised gains or losses other than those reflected in the profit and loss account.

See Notes to Unaudited Consolidated Financial Statements.

TeleWest plc
UK GAAP

Unaudited consolidated balance sheet
as at 31 March 1996

- - -----------------------------------------------------------------------------------------------------------------------


                                                                       31 March                            31 December
                                                                           1996                                   1995
                                                                    (pound)'000                            (pound)'000

Fixed assets
Tangible assets                                                       1,133,329                              1,063,808
Investments                                                             185,212                                191,028
                                                      --------------------------            ---------------------------

                                                                      1,318,541                              1,254,836

Current assets
Stocks                                                                       37                                     40
Debtors                                                                  60,388                                 54,980
Cash and deposits                                                       379,500                                464,818
                                                      --------------------------            ---------------------------

                                                                        439,925                                519,838

Creditors: amounts falling due within one year                         (163,190)                              (137,744)
                                                      --------------------------            ---------------------------

Net current assets                                                      276,735                                382,094

                                                      --------------------------            ---------------------------

Total assets less current liabilities                                 1,595,276                              1,636,930

Creditors: amounts falling
         due after more than one year                                  (816,600)                              (795,066)

Minority interests                                                         (184)                                  (167)

                                                      --------------------------            ---------------------------
Net assets                                                              778,492                                841,697
                                                      ==========================            ===========================


Capital and reserves
Called up share capital                                                 141,603                                141,603
Merger reserve                                                          546,295                                556,095
Other reserves                                                          270,237                                270,237
Profit and loss account                                                (179,643)                              (126,238)

                                                      --------------------------            ---------------------------
Total equity shareholders' funds                                        778,492                                841,697
                                                      ==========================            ===========================


See Notes to Unaudited Consolidated Financial Statements.

TeleWest plc
UK GAAP

Unaudited consolidated cash flow statement for the three month period ended 31 March 1996

- - -----------------------------------------------------------------------------------------------------------------------------


                                                                         Three months                           Three months
                                                                       ended 31 March                         ended 31 March
                                                      Note                       1996                                   1995
                                                                          (pound)'000                            (pound)'000

Net cash inflow/(outflow) from operating activities    7                          335                                (11,469)
                                                            --------------------------            ---------------------------


Returns on investments and servicing of finance
Interest received                                                               4,653                                  2,438
Interest paid                                                                  (1,076)                                (1,596)
Interest element of finance lease rentals                                        (687)                                  (436)
                                                            --------------------------            ---------------------------


Net cash inflow from returns on
investments and servicing of finance                                            2,890                                    406
                                                            --------------------------            ---------------------------


Investing activities
Purchase of tangible fixed assets                                             (74,714)                               (65,449)
Sale of tangible fixed assets                                                     559                                     19
Purchase of subsidiary undertakings                                           (14,098)                                     -
                                                            --------------------------            ---------------------------

Net cash outflow from investing activities                                    (88,253)                               (65,430)
                                                            --------------------------            ---------------------------


Net cash outflow before financing                                             (85,028)                               (76,493)
                                                            --------------------------            ---------------------------

Financing

Cash paid for debenture issue costs                                              (549)                                     -
Payment of share issue costs                                                        -                                 (5,643)
Capital element of finance lease rental payments                                 (618)                                 2,107
                                                            --------------------------            ---------------------------

Net cash outflow from financing                                                (1,167)                                (3,536)
                                                            --------------------------            ---------------------------

Decrease in cash and cash
equivalents                                           8/9                     (86,195)                               (80,029)
                                                            ==========================            ===========================

See Notes to Unaudited Consolidated Financial Statements.

TeleWest plc
UK GAAP

Unaudited reconciliation of movements in shareholders' funds for the three month period ended 31 March 1996

- - --------------------------------------------------------------------------------------------------------------------

                                                                Three months                           Three months
                                                                       ended                                  ended
                                                                    31 March                               31 March
                                                                        1996                                   1995
                                                                 (pound)'000                            (pound)'000

Opening equity shareholders' funds                                   841,697                                743,716

Loss for the period                                                  (53,405)                               (17,729)

Goodwill written off on acquisition of
  Bell Cablemedia (Worcester) Limited                                 (9,800)                                     -

                                                   --------------------------            ---------------------------

Closing equity shareholders' funds                                   778,492                                725,987
                                                   ==========================            ===========================

See Notes to Unaudited Consolidated Financial Statements.

TELEWEST PLC
UK GAAP
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.      BASIS OF PREPARATION

        TeleWest plc (the "Company") was incorporated on 20 October 1994 under the laws of England and Wales. On 2 October 1995, the entire issued share capital of TeleWest Communications plc ("Old TeleWest") was transferred to the Company in exchange for fully paid up shares of the Company pursuant to a Court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old TeleWest, the Company, and the shareholders of Old TeleWest. TeleWest plc thereby became the new holding company for the Group. On 3 October 1995, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC") by the issue of fully paid up shares of the Company ("the SBCC Share Exchange Agreement"). Prior to these transactions, the Company did not trade and hence did not incur any income or expenditure on its own account. Full details regarding the organisation and history of Old TeleWest, the Scheme of Arrangement, SBCC, and the SBCC Share Exchange Agreement can be found in the 1995 Annual Report.

        The Group financial statements consolidate the financial statements of the Company and its subsidiary undertakings, together with associated undertakings to the extent of the Group's interests in those undertakings. The principles of merger accounting have been adopted in respect of the effective acquisition of Old TeleWest. The consolidated results are presented as if Old TeleWest had been owned by the Company throughout the comparative accounting period. The acquisition method of accounting has been adopted in respect of all other aquisitions and therefore the consolidated profit and loss account reflects the results of the acquired subsidiary undertakings and the Group's share of the results of associated undertakings for the period.

        The consolidated financial statements, which are unaudited, have been prepared on the basis of the accounting policies set out in the Group's 1995 Annual Report. The balance sheet at 31 December 1995 is derived from the statutory accounts for 1995 which will be delivered to the registrar of companies after the Annual General Meeting. The auditors have reported on those accounts; their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

2.      ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

        The Group uses foreign currency options which permit, but do not require, the Group to exchange foreign currencies at a future date with another party at a contracted exchange rate (the "Forward Rate"). Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with obligations denominated in foreign currency. The premium paid to enter into these options is included on the balance sheet as a fixed asset investment and is amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation it hedges. The difference between the contracted amount to be exchanged under the option translated at the Forward Rate and the contracted amount translated at the spot rate at the inception of the contract is also amortised to the profit and loss account over the life of the option at a constant rate to the carrying value of the obligation. The carrying value of the obligation is increased for the amortised portion of the difference.

        The Group also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps") to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency. The principal element of Foreign Currency Swaps is translated at the spot rate at the reporting date with any gain or loss on translation recognised in the profit and loss account. Such gains and losses are offset against gains and losses arising on the translation of the obligations which have been hedged.

TELEWEST PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.      ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS (CONTINUED)

        The interest element of Foreign Currency Swaps is accounted for on an accruals basis with the net interest income or expense recognised in the profit and loss account as it is earned and payable.

3.      DEPRECIATION


        The estimated useful lives of certain assets within system electronics and cable and ducting were re-assessed during the period and changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

4.      TURNOVER



                                                      Three months          Three months
                                                             ended                 ended
                                                          31 March              31 March
                                                              1996                  1995
                                                       (pound)'000           (pound)'000

Cable television                                            28,073                12,504
Telephony - residential                                     27,975                 9,610
Telephony - business                                         7,178                 3,483
Other                                                        1,934                   834
                                                  ----------------      ----------------
                                                            65,160                26,431
                                                  ================      ================


5.      OPERATING COSTS



                                                      Three months           Three months
                                                             ended                  ended
                                                          31 March               31 March
                                                              1996                   1995
                                                       (pound)'000            (pound)'000

Programming expenses                                        15,294                  5,817
Telephony expenses                                          12,233                  5,267
Selling, general and administrative                         41,362                 20,255
Depreciation and amortisation                               26,064                 12,458
                                                 -----------------      -----------------
                                                            94,953                 43,797
                                                 =================      =================



TELEWEST PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.      INTEREST PAYABLE AND SIMILAR CHARGES


                                                      Three months           Three months
                                                             ended                  ended
                                                          31 March               31 March
                                                              1996                   1995
                                                       (pound)'000            (pound)'000
On bank loans and overdrafts and other loans
wholly repayable within 5 years                                950                    630

Finance costs of Senior Discount Debentures                 14,242                      -

Finance costs of Senior Debentures                           5,637                      -

Finance charges payable in respect of finance
leases and hire purchase contracts                             687                    344

Exchange losses on foreign currency translation,
net                                                          5,358                      -
                                                 -----------------      -----------------
                                                            26,874                    974
                                                 =================      =================

        The accounting treatment of the hedging instruments associated with the Senior Discount Debentures and the Senior Debentures is described in note 2 to the unaudited consolidated financial statements.

7. RECONCILIATION OF OPERATING LOSS TO NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES



                                                      Three months           Three months
                                                             ended                  ended
                                                          31 March               31 March
                                                              1996                   1995
                                                       (pound)'000            (pound)'000
Operating loss                                             (29,793)               (17,366)
Depreciation and amortisation                               26,064                 12,458
Decrease/(increase) in stocks                                    3                    (20)
Increase in debtors                                         (3,888)                  (950)
Increase/(decrease) in other creditors                       7,949                 (5,591)
                                                 -----------------      -----------------
NET CASH INFLOW/(OUTFLOW) FROM OPERATING
ACTIVITIES                                                     335                (11,469)
                                                 =================      =================

TELEWEST PLC
UK GAAP
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE THREE MONTHS TO 31 MARCH 1996


                                                                                 Cash
                                                                          (pound)'000

Balance at 1 January 1996                                                     464,818
Net cash outflow before foreign exchange                                     (86,195)
Foreign exchange movement on cash                                                 877
                                                                         ------------
BALANCE AT 31 MARCH 1996                                                      379,500
                                                                         ============



9. ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS FOR THE THREE MONTHS TO 31 MARCH 1995



                                                 Cash          Overdraft               Net
                                          (pound)'000        (pound)'000       (pound)'000
Balance at 1 January 1995                     248,002                  -           248,002
Net cash outflow                             (79,581)               (448)         (80,029)
                                       --------------      -------------      ------------
BALANCE AT 31 MARCH 1995                      168,421               (448)          167,973
                                       ==============      =============      ============



10.     COMMITMENTS AND CONTINGENCIES

        The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its financial condition.

TeleWest plc

Reconciliation of loss for the financial period under UK GAAP to net loss under US GAAP for the three month period ended 31 March 1996

- - ------------------------------------------------------------------------------------------------------------------------------

                                                                          Three months                           Three months
                                                                                 ended                                  ended
                                                                              31 March                               31 March
                                                                                  1996                                   1995
                                                                           (pound)'000                            (pound)'000

Loss for the financial period under UK GAAP                                    (53,405)                               (17,729)

Adjustments:

         Reversal of amortisation of interest rate swaps                             -                                    502
         Amortisation of goodwill                                               (6,445)                                  (525)
         Foreign exchange loss on financial instruments                        (11,308)                                     -
         Finance charges on Senior Discount Debentures                          (2,470)                                     -
         Reduction in fair value of interest rate swaps                              -                                 (2,561)
         Other                                                                     (19)                                     -


                                                             --------------------------            ---------------------------

Net loss under US GAAP                                                         (73,647)                               (20,313)
                                                             ==========================            ===========================


TeleWest plc
UK GAAP

Unaudited consolidated profit and loss account for the three month period ended
31 March 1996

This supplemental information is included to demonstrate the comparative effect of including the former SBCC franchises in the results of first quarter 1995 on a pro forma basis.



                                                                     ACTUAL                              PRO FORMA
                                                               Three months                           Three months
                                                                      ended                                  ended
                                                                   31 March                               31 March
                                                                       1996                                   1995
                                                                 (pound)000                             (pound)000
Turnover
Cable television                                                     28,073                                 18,623
Telephony - residential                                              27,975                                 16,555
Telephony - business                                                  7,178                                  4,350
Other                                                                 1,934                                    834
                                                  --------------------------            ---------------------------
                                                                     65,160                                 40,362
Operating costs
Programming expenses                                                (15,294)                                (9,141)
Telephony expenses                                                  (12,233)                                (8,008)
Selling, general and administrative expenses                        (41,362)                               (29,850)
                                                  --------------------------            ---------------------------

Earnings before interest, tax, depreciation,
and amortisation ("EBITDA")                                          (3,729)                                (6,637)

Depreciation and amortisation                                       (26,064)                               (18,685)
                                                  --------------------------            ---------------------------
Operating loss                                                      (29,793)                               (25,322)
                                                  ==========================            ===========================



TELEWEST PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS)

- - -----------------------------------------------------------------------------------------------------------------------------------

                                                                                     3 months          3 months         3 months
                                                                                        ended             ended            ended
                                                                                     March 31,         March 31,        March 31,
                                                                                         1996              1996             1995
REVENUE

Cable television                                                                  $     42,845   (pound)  28,073  (pound)  12,504
Telephony - residential                                                                 42,695            27,975            9,610
Telephony - business                                                                    10,955             7,178            3,483
Other ((pound)407 and(pound)288 in 1996 and 1995 from related parties)                   2,952             1,934              834

                                                                                    ----------       -----------      -----------
                                                                                        99,447            65,160           26,431
                                                                                    ----------       -----------      -----------

OPERATING COSTS AND EXPENSES

Programming                                                                            (23,342)          (15,294)          (5,817)
Telephony                                                                              (18,670)          (12,233)          (5,267)
Selling, general, and administrative (including(pound)710 and(pound)509 in 1996        (63,156)          (41,381)         (20,255)
 and 1995  from related parties)
Depreciation                                                                           (39,779)          (26,064)         (11,956)
Amortization of goodwill                                                                (9,836)           (6,445)            (525)

                                                                                    ----------       -----------      -----------
                                                                                      (154,783)         (101,417)         (43,820)
                                                                                    ----------       -----------      -----------


OPERATING LOSS                                                                         (55,336)          (36,257)         (17,389)


OTHER INCOME/(EXPENSE)

Interest income((pound)432 and(pound)12 in 1996 and 1995 from related parties)          10,403             6,816            3,003
Interest expense and similar charges ((pound)nil and(pound)471 in 1996 and
  1995 from related parties)                                                           (36,607)          (23,986)            (979)
Unrealized loss on interest rate swaps                                                       -                 -           (2,561)
Foreign exchange losses, net                                                           (25,436)          (16,666)               -
Share of net losses of affiliates                                                       (5,429)           (3,557)          (2,421)
Gain on disposal of assets                                                                  60                39                -
Minority interests in (profits)/losses of consolidated subsidiaries, net                   (26)              (17)              36
Other, net                                                                                   -                 -                5
                                                                                    ----------       -----------      -----------
LOSS BEFORE INCOME TAXES                                                              (112,371)          (73,628)         (20,306)

Income tax expense                                                                         (29)              (19)              (7)
                                                                                    ----------       -----------      -----------
NET LOSS                                                                          $   (112,400)  (pound) (73,647)  (pound)(20,313)
                                                                                    ==========       ===========      ===========


LOSS PER ORDINARY SHARE (DOLLARS/POUND) (NOTE 5)                                  $      (0.12)  (pound)   (0.08)  (pound)  (0.02)
                                                                                    ==========       ===========      ============

See Notes to Unaudited Consolidated Financial Statements.


TELEWEST PLC
US GAAP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

- - -------------------------------------------------------------------------------------------------------------------------------

                                                                      March 31,              March 31,         December 31,
                                                                          1996                   1996                 1995
ASSETS


Cash and cash equivalents                                     $       579,193   (pound)      379,500 (pound)      464,818
Trade receivables (net of allowance for doubtful accounts
        of(pound)5,324 and(pound)4,695)                                37,003                 24,245               23,123
Other  receivables                                                     44,629                 29,242               25,657
Prepaid expenses                                                        9,722                  6,370                6,133
Investments in affiliates, accounted for under the equity
         method, and related receivables                              119,408                 78,239               80,703
Other investments, at cost                                             31,540                 20,666               20,666
Property and equipment (less accumulated depreciation
         of(pound)207,788 and(pound)182,142)                        1,729,687              1,133,329            1,063,808
Goodwill (less accumulated amortization of
         (pound)18,203 and(pound)11,758)                              761,934                499,236              495,881
Other assets (less accumulated amortization
         of(pound)1,491 and(pound)742)                                154,297                101,099              108,931

                                                                -------------          -------------       --------------
TOTAL ASSETS                                                  $     3,467,413   (pound)    2,271,926 (pound)    2,289,720
                                                                =============          =============       ==============



LIABILITIES AND SHAREHOLDERS' EQUITY


Accounts payable                                              $        63,322   (pound)       41,490 (pound)       40,402
Other liabilities                                                     192,086                125,859              103,824
Debt                                                                1,255,144                822,398              792,265
Capital lease obligations                                              49,676                 32,549               30,314
                                                                -------------          -------------       --------------
TOTAL LIABILITIES                                                   1,560,228              1,022,296              966,805
                                                                -------------          -------------       --------------

Minority interests                                                        281                    184                  167
                                                                -------------          -------------       --------------
Shareholders' equity
Convertible preference shares, 10 pence par value;
         661,000,000 shares authorized in 1996 and 1995;               75,710                 49,607               49,607
         496,066,708 shares issued and outstanding
                in 1996 and 1995
Ordinary shares, 10 pence par value;
         2,010,000,000 shares authorized in 1996 and 1995;
         919,963,400 shares issued and outstanding
                in 1996 and 1995                                      140,404                 91,996               91,996
Additional paid-in capital                                          2,019,118              1,322,971            1,322,971
Accumulated deficit                                                  (325,636)              (213,364)            (139,717)
                                                                -------------         --------------        -------------
                                                                    1,909,596              1,251,210            1,324,857
Ordinary shares held in trust for the TeleWest
          Restricted Share Scheme                                      (2,692)                (1,764)              (2,109)
                                                                -------------         --------------       --------------
TOTAL SHAREHOLDERS' EQUITY                                          1,906,904              1,249,446            1,322,748
                                                                -------------         --------------       --------------

Commitments and contingencies (note 6)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $     3,467,413   (pound)    2,271,926 (pound)    2,289,720
                                                                =============         ==============       ==============

See Notes to Unaudited Consolidated Financial Statements.


TELEWEST PLC
US GAAP
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)

- - -----------------------------------------------------------------------------------------------------------------------------------

                                                                         3 months             3 months             3 months
                                                                            ended                ended                ended
                                                                         March 31,            March 31,            March 31,
                                                                             1996                 1996                 1995

CASH FLOWS FROM OPERATING ACTIVITIES

         Net loss                                                      $  (112,400)   (pound)  (73,647)   (pound)   (20,313)

         Adjustments to reconcile net loss to
             net cash provided by/(used in) operating activities:
             Depreciation                                                   39,779              26,064               11,956
             Amortization of goodwill                                        9,836               6,445                  525
             Amortization of deferred financing costs and issue
                 discount on senior discount debentures                     25,791              16,899                    -
             Accrued interest on senior debentures                           8,319               5,451                    -
             Unrealized loss on foreign currency translation                25,436              16,666                    -
             Unrealized loss on interest rate swap                               -                   -                2,561
             Share of losses of affiliates                                   5,429               3,557                2,421
             Gain on disposals of assets                                       (60)                (39)                   -
             Minority interests in profit/(loss)                                26                  17                  (36)
         Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
             Change in receivables                                          (8,871)             (5,812)                (869)
             Change in prepaid expenses                                       (362)               (237)                (205)
             Change in accounts payable                                     (9,777)             (6,406)             (11,600)
             Change in other liabilities                                    21,775              14,267                4,502
         Other (net)                                                             -                   -                   (5)
                                                                        ----------           ---------           ----------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES                          4,921               3,225              (11,063)
                                                                        ----------           ---------           ----------


CASH FLOWS FROM INVESTING ACTIVITIES

         Cash paid for property and equipment                             (114,029)            (74,714)             (65,449)
         Cash paid for acquisition of subsidiaries                         (21,516)            (14,098)                   -
         Proceeds from disposals of assets                                     853                 559                   19
                                                                        ----------           ---------           ----------
NET CASH USED IN INVESTING ACTIVITIES                                     (134,692)            (88,253)             (65,430)
                                                                        ----------           ---------           ----------

CASH FLOWS FROM FINANCING ACTIVITIES

         Cash paid for debenture issue costs                                  (838)               (549)                   -
         Cash paid for share issue costs                                         -                   -               (5,643)
         Increase in overdraft                                                   -                   -                  448
         Capital element of finance lease repayments                          (943)               (618)               2,107
                                                                        ----------           ---------           ----------
NET CASH USED IN FINANCING ACTIVITIES                                       (1,781)             (1,167)              (3,088)
                                                                        ----------           ---------           ----------


NET DECREASE IN CASH AND CASH EQUIVALENTS                                 (131,552)            (86,195)             (79,581)

         Effect of exchange rate changes on cash and
             cash equivalents                                                1,339                 877                    -

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                           709,406             464,818              248,002
                                                                        ----------           ---------           ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $   579,193    (pound)  379,500    (pound)   168,421
                                                                        ==========           =========           ==========
                                                                       .

See Notes to Unaudited Consolidated Financial Statements.

TELEWEST PLC
US GAAP

UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(AMOUNTS IN THOUSANDS)

- - -----------------------------------------------------------------------------------------------------------------------------------

                                            CONVERTIBLE                                  ADDITIONAL
                                             PREFERENCE       ORDINARY    SHARES HELD       PAID-IN      ACCUMULATED
                                                 SHARES         SHARES       IN TRUST       CAPITAL          DEFICIT        TOTAL
                                                (pound)        (pound)        (pound)       (pound)          (pound)      (POUND)

BALANCE AT DECEMBER 31, 1995                     49,607         91,996         (2,109)    1,322,971         (139,717)   1,322,748

Accrued employee compensation relating to
   the TeleWest Restricted Share Scheme               -              -            345             -                -          345

Net loss for the period to March 31, 1996             -              -              -             -          (73,647)     (73,647)

                                           ---------------------------------------------------------------------------------------
BALANCE AT  MARCH 31, 1996                       49,607         91,996         (1,764)    1,322,971         (213,364)   1,249,446
                                           =======================================================================================

See Notes to Unaudited Consolidated Financial Statements.

TELEWEST PLC
US GAAP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.      BASIS OF PREPARATION

        TeleWest plc (the "Company") was incorporated on October 20, 1994 under the laws of England and Wales. On October 2, 1995, the entire issued share capital of TeleWest Communications plc ("Old TeleWest") was transferred to the Company in exchange for fully paid up shares of the Company pursuant to a court-approved scheme of arrangement (the "Scheme of Arrangement") made between Old TeleWest, the Company and the shareholders of Old TeleWest. Details regarding the organization and history of Old TeleWest and the Scheme of Arrangement can be found in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "1995 Annual Report").

        On October 3, 1995, immediately following the completion of the Scheme of the Arrangement, the Company acquired the entire issued share capital of SBC CableComms (UK) ("SBCC"), a company that holds cable television and telephony interests in the United Kingdom ( "UK"), from its former shareholders in exchange for fully paid up shares of the Company. Details regarding the acquisition can be found in the 1995 Annual Report.

        The unaudited consolidated financial statements of the Company and its majority owned subsidiaries (and, where appropriate, their predecessor companies, collectively, the "TeleWest Group") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations.

        As the currency in which the Company operates is UK pounds sterling and the economic environment in which the Company operates is the United Kingdom, the financial statements are stated in pounds sterling ((pound)). Merely for convenience, the financial statements contain translations of certain pounds sterling amounts into US dollars at $1.5262 per (pound)1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on March 29, 1996.

2.      RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

        The condensed consolidated financial statements as of and for the periods ended March 31, 1995 and 1996 are unaudited; however, in the opinion of the management, such statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results for the full year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the 1995 Annual Report .

3.      ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS

        The Company uses foreign currency option contracts which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The Company also enters into combined foreign currency and interest rate swap contracts ("Foreign Currency Swaps"). Such contracts are used to hedge against adverse changes in foreign currency exchange rates associated with certain obligations denominated in foreign currency.

        The foreign currency option and the Foreign Currency Swaps are recorded on the balance sheet

TELEWEST PLC
US GAAP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.      ACCOUNTING POLICIES - FINANCIAL INSTRUMENTS (CONTINUED)

        in other assets or other liabilities at their fair value at the end of each reporting period with changes in their fair value during the reporting period being reported as part of the foreign exchange gain or loss in the statement of operations. Such gains and losses are offset against foreign exchange gains and losses on the obligations denominated in foreign currencies which have been hedged.

4.      DEPRECIATION

        The estimated useful lives of certain assets within system electronics and cable and ducting were re-assessed during the period and changed from 10 years and 30 years to 8 years and 25 years, respectively. These assets will be written off over their revised estimated remaining lives. The change in asset lives does not have a material effect on the current period financial statements.

5.      LOSS PER SHARE

        Loss per share is based on the number of ordinary shares outstanding for the period of 919,963,400 shares.

6.      COMMITMENTS AND CONTINGENCIES

        The Company is party to various legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its balance sheet position and its results.